SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 11)

UNDER THE SECURITIES EXCHANGE ACT OF 1934*

Red Rock Resorts, Inc.

(Name of Issuer)

Common A Common Stock, par value $0.01

(Title of Class of Securities)

75700L108

(CUSIP Number)

Frank J. Fertitta III

1505 South Pavilion Center Drive

Las Vegas, Nevada 89135

(702) 495-3000

with a copy to:

Deborah J. Conrad, Esq.

Milbank LLP

2029 Century Park East, 33rd Floor

Los Angeles, California 90067

(424) 386-4000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 14, 2021

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 75700L108	SCHEDULE 13D	Page 2 of 24 Pages

(1)	Name of reporting person Fertitta Business Management LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 26,897,508
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 26,897,508

(11)	Aggregate amount beneficially owned by each reporting person 26,897,508
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 30.46%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

CUSIP No. 75700L108	SCHEDULE 13D	Page 3 of 24 Pages

(1)	Name of reporting person FI Station Investor LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 21,604,634
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 21,604,634

(11)	Aggregate amount beneficially owned by each reporting person 21,604,634
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 26.03%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

CUSIP No. 75700L108	SCHEDULE 13D	Page 4 of 24 Pages

(1)	Name of reporting person FBM Sub 1 LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 5,721,000
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 5,721,000

(11)	Aggregate amount beneficially owned by each reporting person 5,721,000
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 8.52%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

CUSIP No. 75700L108	SCHEDULE 13D	Page 5 of 24 Pages

(1)	Name of reporting person The Frank J. Fertitta, III and Jill Ann Fertitta Family Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 2,697,535
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 2,697,535

(11)	Aggregate amount beneficially owned by each reporting person 2,697,535
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 4.39%
(14)	Type of reporting person (see instructions) OO (Trust)

CUSIP No. 75700L108	SCHEDULE 13D	Page 6 of 24 Pages

(1)	Name of reporting person FJF, LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 2,697,535
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 2,697,535

(11)	Aggregate amount beneficially owned by each reporting person 2,697,535
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 4.39%
(14)	Type of reporting person (see instructions) OO (Trust)

CUSIP No. 75700L108	SCHEDULE 13D	Page 7 of 24 Pages

(1)	Name of reporting person The Lorenzo J. Fertitta and Teresa Jo Fertitta Family Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 2,697,535
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 2,697,535

(11)	Aggregate amount beneficially owned by each reporting person 2,697,535
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 4.39%
(14)	Type of reporting person (see instructions) OO (Trust)

CUSIP No. 75700L108	SCHEDULE 13D	Page 8 of 24 Pages

(1)	Name of reporting person Frank J. Fertitta, III 2006 Irrevocable Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 843,134
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 843,134

(11)	Aggregate amount beneficially owned by each reporting person 843,134
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 1.37%
(14)	Type of reporting person (see instructions) OO (Trust)

CUSIP No. 75700L108	SCHEDULE 13D	Page 9 of 24 Pages

(1)	Name of reporting person Lorenzo J. Fertitta 2006 Irrevocable Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 843,134
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 843,134

(11)	Aggregate amount beneficially owned by each reporting person 843,134
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 1.37%
(14)	Type of reporting person (see instructions) OO (Trust)

CUSIP No. 75700L108	SCHEDULE 13D	Page 10 of 24 Pages

(1)	Name of reporting person Fertitta Holdco LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 21,604,634
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 21,604,634

(11)	Aggregate amount beneficially owned by each reporting person 21,604,634
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 26.03%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

CUSIP No. 75700L108	SCHEDULE 13D	Page 11 of 24 Pages

(1)	Name of reporting person Fertitta Investment LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 19,936,269
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 19,936,269

(11)	Aggregate amount beneficially owned by each reporting person 19,936,269
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 24.51%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

CUSIP No. 75700L108	SCHEDULE 13D	Page 12 of 24 Pages

(1)	Name of reporting person KVF Investments, LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 8,210,027
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 8,210,027

(11)	Aggregate amount beneficially owned by each reporting person 8,210,027
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 11.79%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

CUSIP No. 75700L108	SCHEDULE 13D	Page 13 of 24 Pages

(1)	Name of reporting person LNA Investments, LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 8,210,027
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 8,210,027

(11)	Aggregate amount beneficially owned by each reporting person 8,210,027
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 11.79%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

CUSIP No. 75700L108	SCHEDULE 13D	Page 14 of 24 Pages

(1)	Name of reporting person F & J Fertitta Family Business Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 13,448,754
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 13,448,754

(11)	Aggregate amount beneficially owned by each reporting person 13,448,754
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 17.96%
(14)	Type of reporting person (see instructions) OO (Trust)

CUSIP No. 75700L108	SCHEDULE 13D	Page 15 of 24 Pages

(1)	Name of reporting person L & T Fertitta Family Business Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 13,448,754
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 13,448,754

(11)	Aggregate amount beneficially owned by each reporting person 13,448,754
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 17.96%
(14)	Type of reporting person (see instructions) OO (Trust)

CUSIP No. 75700L108	SCHEDULE 13D	Page 16 of 24 Pages

(1)	Name of reporting person F & J Fertitta Grandchildren’s 2020 Irrevocable Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 675,000
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 675,000

(11)	Aggregate amount beneficially owned by each reporting person 675,000
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 1.10%
(14)	Type of reporting person (see instructions) OO (Trust)

CUSIP No. 75700L108	SCHEDULE 13D	Page 17 of 24 Pages

(1)	Name of reporting person L & T Fertitta Grandchildren’s 2020 Irrevocable Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 675,000
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 675,000

(11)	Aggregate amount beneficially owned by each reporting person 675,000
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 1.10%
(14)	Type of reporting person (see instructions) OO (Trust)

CUSIP No. 75700L108	SCHEDULE 13D	Page 18 of 24 Pages

(1)	Name of reporting person Frank J. Fertitta III
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization U.S.A.

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 47,533,231
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 47,533,231

(11)	Aggregate amount beneficially owned by each reporting person 47,533,231
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 45.40%
(14)	Type of reporting person (see instructions) IN

CUSIP No. 75700L108	SCHEDULE 13D	Page 19 of 24 Pages

(1)	Name of reporting person Lorenzo J. Fertitta
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization U.S.A.

Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 47,533,231
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 47,533,231

(11)	Aggregate amount beneficially owned by each reporting person 47,533,231
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 45.40%
(14)	Type of reporting person (see instructions) IN

CUSIP No. 75700L108	SCHEDULE 13D	Page 20 of 24 Pages

EXPLANATORY NOTE

This Amendment No. 11 to Schedule 13D (this “Amendment No. 11”) amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2016 (the “Original Schedule 13D”), as amended by Amendment No. 1 to Schedule 13D filed with the SEC on May 20, 2016 (“Amendment No. 1), as amended by Amendment No. 2 to Schedule 13D filed with the SEC on August 12, 2019 (“Amendment No. 2”), as amended by Amendment No. 3 to Schedule 13D filed with the SEC on August 16, 2019 (“Amendment No. 3”), as amended by Amendment No. 4 to Schedule 13D filed with the SEC on August 23, 2019 (“Amendment No. 4”), as amended by Amendment No. 5 to Schedule 13D filed with the SEC on August 10, 2020 (“Amendment No. 5”), as amended by Amendment No. 6 to Schedule 13D filed with the SEC on August 11, 2020 (“Amendment No. 6”), as amended by Amendment No. 7 to Schedule 13D filed with the SEC on August 13, 2020 (“Amendment No. 7”), as amended by Amendment No. 8 to Schedule 13D filed with the SEC on August 19, 2020 (“Amendment No. 8”), as amended by Amendment No. 9 to Schedule 13D filed with the SEC on August 25, 2020 (“Amendment No. 9”), as amended by Amendment No. 10 to Schedule 13D filed with the SEC on August 25, 2021 (“Amendment No. 10,” and together with the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8 and Amendment No. 9, the “Schedule 13D”), as specifically set forth herein. Capitalized terms used but not defined in this Amendment No. 11 have the meanings given to such terms in the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9 and Amendment No. 10, as the case may be.

Item 4. Purpose of Transaction

The disclosure in Item 4 is hereby supplemented by adding the following:

On December 14, 2021, the Issuer announced the final results of a “modified Dutch auction” tender offer to purchase its Class A Common Stock (the “Tender Offer”). The Issuer accepted for purchase 6,884,858 shares of its Class A Common Stock, and as a result of the settlement of the Tender Offer, the percentage of the total shares of Class A Common Stock that the Reporting Persons may be deemed to beneficially own increased, as set forth in Item 5 below.

Item 5. Interest in Securities of the Issuer

Item 5(a) and (b) are amended and restated to read as follows:

(a) and (b) The following table sets forth the aggregate number and percentage of the Class A Common Stock beneficially owned by each Reporting Person (assuming (A) 61,426,605 shares of Class A Common Stock outstanding, which is based on (i) 68,311,463 shares of Class A Common Stock outstanding as of December 9, 2021 less (ii) 6,884,858 shares of Class A Common Stock accepted for purchase by the Issuer in the Tender Offer and (B) as of December 17, 2021, the exchange ratio for the exchange of LLC Units into shares of Class A Common stock is 0.9535 (as reported by the Issuer to the Reporting Persons)). The aggregate number and percentage of the Class A Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3.

Reporting Person	Number of Shares Beneficially Owned	Percentage of Class A Common Stock Outstanding(1)
FBM	26,897,508	30.46%
FI Station	21,604,634	26.03%
FBM Sub 1	5,721,000	8.52%
F&J Fertitta Family Trust	2,697,535	4.39%
FJF	2,697,535	4.39%
L&T Fertitta Family Trust	2,697,535	4.39%
FJF Irrevocable Trust	843,134	1.37%
LJF Irrevocable Trust	843,134	1.37%
Fertitta Holdco	21,604,634	26.03%
Fertitta Investment	19,936,269	24.51%
KVF	8,210,027	11.79%
LNA	8,210,027	11.79%
F&J Trust	13,448,754	17.96%
L&T Trust	13,448,754	17.96%
F&J Fertitta Grandchildren’s Trust	675,000	1.10%
L&T Fertitta Grandchildren’s Trust	675,000	1.10%
Frank J. Fertitta III	47,533,231	45.40%
Lorenzo J. Fertitta	47,533,231	45.40%
Total for Group	51,748,900	49.42%

(1)

Assumes (a) all outstanding LLC Units beneficially owned by the Reporting Person were exchanged for newly-issued shares of Class A Common Stock in accordance with the terms of the Exchange Agreement dated April 28, 2016 (the “Exchange Agreement”) and (b) the exchange ratio under such Agreement as of December 17, 2021 is 0.9535.

CUSIP No. 75700L108	SCHEDULE 13D	Page 21 of 24 Pages

Item 7. Material to be Filed as Exhibits

Exhibit	Description

Exhibit 1	Power of Attorney for Frank J. Fertitta III (incorporated by reference to Exhibit 1 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 2	Power of Attorney for Fertitta Business Management LLC (incorporated by reference to Exhibit 2 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 3	Power of Attorney for FI Station Investor LLC (incorporated by reference to Exhibit 3 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 4	Power of Attorney for Fertitta Investment LLC (incorporated by reference to Exhibit 4 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 5	Power of Attorney for KVF Investments, LLC (incorporated by reference to Exhibit 5 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 6	Power of Attorney for LNA Investments, LLC (incorporated by reference to Exhibit 7 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 7	Power of Attorney for F & J Fertitta Family Business Trust (incorporated by reference to Exhibit 8 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 8	Power of Attorney for L & T Fertitta Family Business Trust (incorporated by reference to Exhibit 9 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 9	Power of Attorney for Lorenzo J. Fertitta (incorporated by reference to Exhibit 10 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 10	Power of Attorney for Fertitta Holdco LLC (incorporated by reference to Exhibit 11 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 11	Power of Attorney for The Frank J. Fertitta, III and Jill Ann Fertitta Family Trust (incorporated by reference to Exhibit 11 to Amendment No. 2 to the Schedule 13D filed by certain of the Reporting Persons on August 12, 2019).

CUSIP No. 75700L108	SCHEDULE 13D	Page 22 of 24 Pages

Exhibit 12	Power of Attorney for The Lorenzo J. Fertitta and Teresa Jo Fertitta Family Trust (incorporated by reference to Exhibit 12 to Amendment No. 2 to the Schedule 13D filed by certain of the Reporting Persons on August 12, 2019).

Exhibit 13	Power of Attorney for Frank J. Fertitta, III 2006 Irrevocable Trust (incorporated by reference to Exhibit 13 to Amendment No. 2 to the Schedule 13D filed by certain of the Reporting Persons on August 12, 2019).

Exhibit 14	Power of Attorney for Lorenzo J. Fertitta 2006 Irrevocable Trust (incorporated by reference to Exhibit 14 to Amendment No. 2 to the Schedule 13D filed by certain of the Reporting Persons on August 12, 2019).

Exhibit 15	Power of Attorney for FBM Sub 1 LLC (incorporated by reference to Exhibit 15 to Amendment No. 2 to the Schedule 13D filed by certain of the Reporting Persons on August 12, 2019).

Exhibit 16	Power of Attorney for F & J Fertitta Grandchildren’s 2020 Irrevocable Trust (incorporated by reference to Exhibit 17 to Amendment No. 5 to the Schedule 13D filed by the Reporting Persons on August 10, 2020).

Exhibit 17	Power of Attorney for L & T Fertitta Grandchildren’s 2020 Irrevocable Trust (incorporated by reference to Exhibit 18 to Amendment No. 5 to the Schedule 13D filed by the Reporting Persons on August 10, 2020).

Exhibit 18	Power of Attorney for FJF, LLC (incorporated by reference to Exhibit 18 to Amendment No. 10 to the Schedule 13D filed by the Reporting Persons on August 25, 2021).

Exhibit 19	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (incorporated by reference to Exhibit 19 to Amendment No. 10 to the Schedule 13D filed by the Reporting Persons on August 25, 2021).

SIGNATURES

After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: December 20, 2021

Fertitta Business Management LLC

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

FI Station Investor LLC

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

FBM Sub 1 LLC

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

The Frank J. Fertitta, III and Jill Ann Fertitta Family Trust

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

The Lorenzo J. Fertitta and Teresa Jo Fertitta Family Trust

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

Frank J. Fertitta, III 2006 Irrevocable Trust

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

Lorenzo J. Fertitta 2006 Irrevocable Trust

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

Fertitta Investment LLC

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

Fertitta Holdco LLC

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

LNA Investments, LLC

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

KVF Investments, LLC

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

F & J Fertitta Family Business Trust

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

L & T Fertitta Family Business Trust

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

F & J Fertitta Grandchildren’s 2020 Irrevocable Trust

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

L & T Fertitta Grandchildren’s 2020 Irrevocable Trust

By:	/s/ John Hertig
Name: John Hertig
Title: Attorney-in-Fact

FJF, LLC

By:	/s/ John A. Hertig
Name: John A. Hertig
Title: Attorney-in-Fact

/s/ John Hertig as Attorney-in-Fact
Frank J. Fertitta III

/s/ John Hertig as Attorney-in-Fact
Lorenzo J. Fertitta